UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2022

VINCO VENTURES, INC.

(Exact name of registrant as specified in charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Address Not Applicable(1)	Address Not Applicable(1)
(Address of principal executive offices)	(Zip Code)

(866) 900-0992

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	BBIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

(1) We are a remote-friendly company, with several hubs and locations for employees to collaborate. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the appointment of John Colucci as interim co-Chief Executive Officer of Vinco Ventures, Inc. (the “Company”) as described under Item 5.02 below, the Company is not in compliance with the Nasdaq continued listing requirements that the board of directors of the Company (the “Board”) be comprised of a majority of independent directors and that the audit committee of the Board be comprised of at least three independent directors. On July 22, 2022, the Company notified Nasdaq of the foregoing noncompliance. The Company and the Nominating and Corporate Governance Committee of the Board have commenced a search for an additional independent director to replace Mr. Colucci as a director and enable the Company to cure such noncompliance as soon as practicable.

Based on the recent discovery of the lack of disclosure of 3rd-party related transactions and information that brings into question whether Mr. Coluci met the requirements of independence for NASDAQ listing when he became an independent director, the company hired independent counsel to determine whether Mr. Coluci met these requirements. The Chairman is recommending to the board that Mr. Coluci step down immediately as an independent director for the next sixty days until the determination of whether independence was met.

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board on July 21, 2022, the Board duly appointed John Colucci as interim co-Chief Executive Officer of the Company and ratified the appointment of Theodore Farnsworth as co-Chief Executive Officer to serve together with Mr. Colucci in lieu of Lisa King in such capacity. Mr. Farnsworth’s appointment as co-Chief Executive Officer was previously reported in a Form 8-K filed by the Company on July 14, 2022. [Prior to Mr. Colucci’s appointment as interim co-Chief Executive Officer and prior to his appointment as a director, Mr. Colucci had been determined by the Board to be an independent director within the meaning of Nasdaq Listing Rule 5605(a)(2).] The board has unanimously agreed to replace the vacant independent board seat with a qualified independent director within the next 30 days.

Subject to the direction of the Board, as interim co-Chief Executive Officers, Mr. Colucci will be focused on, among other things, operations and finance, and Mr. Farnsworth, as co-Chief Executive Officer, will be focused on public relations and investor relations. The compensation for Mr. Colucci has not yet been determined. Mr. Farnsworth has agreed not to receive or accrue a salary for his services as co-Chief Executive Officer at this time.

Mr. Colucci, age 42, has served as an independent director of the Company since June 10, 2022. Mr. Colucci has over 21 years of experience in senior management, business development, advertising, marketing and strategy development. From April 2022 until the present, Mr. Colucci has served as the President of American Marketing & Mailing Services, Inc., a full service advertising agency supplying clients with custom marketing campaigns designed to meet their business goals since. Mr. Colucci served as Vice President of C Solutions Marketing, Inc. Mr. Colucci served as Vice President of Business Development and Strategy of Biggross.com.

There is no arrangement or understanding between Mr. Colucci and any other persons pursuant to which Mr. Colucci was selected as interim co-Chief Executive Officer. There are no family relationships between Mr. Colucci and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933, as amended (“Regulation S-K”). [Since January 1, 2020, the Company has not engaged in any transaction in which Mr. Colucci had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.]

In lieu of Lisa King serving as Chief Executive Officer or co-Chief Executive Officer of the Company, the Board determined to approve the appointment of Lisa King as President of ZVV Media Partners, LLC (“ZVV”), of which the Company and Zash Global Media and Entertainment Corp. are the sole members, replacing Mr. Farnsworth in such capacity. Since July 22, 2021, Ms. King has served as a member of the board of managers of ZVV. ZVV owns 80% of the outstanding equity interests in Lomotif Private Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 22, 2022

VINCO VENTURES, INC.

By:	/s/ Ted Farnsworth
Name:	Ted Farnsworth
Title:	Co-Chief Executive Officer